Exhibit 99.1

EPIRUS Biopharmaceuticals Reports Fourth Quarter and Fiscal Year 2015 Financial Results
and Provides Business Update

Substantial Progress Made During 2015 Advancing Six Biosimilar Assets,
with Global Filings Targeted Every Year from 2017 through 2022

Boston, MA — (GlobeNewswire) — March 15, 2016 — EPIRUS Biopharmaceuticals, Inc. (Nasdaq: EPRS), a pure-play biosimilar company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs), today reported financial results for the fourth quarter and fiscal year of 2015, and provided a business update.

“During 2015, we made significant progress on our strategy of efficiently developing high quality biosimilars that will allow more people globally to benefit from biologic innovation,” stated Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals. “We added new product candidates to our pipeline, acquired the Bioceros technical platform, completed several early launch market regulatory submissions and, through partnerships, expanded our global commercial network which now enables us to access over 70 markets. EPIRUS is well positioned in the market as physicians, patients and payers look for innovative market-based solutions to address the problem of high drug costs.”

“We are off to a strong start in 2016 with the initiation of UNIFORM(i), the pivotal Phase 3 global registration study for BOW015 (infliximab, reference biologic Remicade®) designed to support our filings anticipated in 2017 for marketing approval in Europe and North America. In 2016, we plan to continue to increase the number of patients treated with BOW015, which we expect will help support regulatory filings and provide valuable in-market experience as we continue to make BOW015 available globally.  We will also focus on completing BOW050 (adalimumab, reference biologic Humira®) process lock and initiating the global registration program, identifying our U.S. commercialization strategy and planning for management of cost of goods sold through efficient manufacturing and supply chain strategies.”

Key Accomplishments

•                  Initiated UNIFORM, a 58-week, double-blind, one-to-one randomized, comparator-controlled multi-center global study, to compare efficacy, safety and immunogenicity and demonstrate clinical equivalence of BOW015 with Remicade in active Rheumatoid Arthritis (RA) patients

•                  Submitted regulatory applications for marketing authorization of BOW015 in multiple Southeast Asian and Latin American countries

•                  Advanced programs for six product candidates, including preparing for pivotal Phase 3 global clinical study of BOW050 (adalimumab, reference biologic Humira®)

•                  Established distribution access to over 70 global markets through partnerships with Polpharma Group, mAbxience, Sun Pharma and Livzon

•                  Expanded biosimilar pipeline, product development capabilities and experienced management team and staff through the acquisition of privately-held Bioceros Holdings B.V.

Summary Financial Results

Cash and cash equivalents and marketable securities, collectively “cash,” totaled $31.5 million at December 31, 2015. The Company is in the process of evaluating various financing alternatives for operations, by raising additional capital through equity or debt financings or entering into collaboration agreements.

Fourth Quarter 2015 Financial Highlights

Revenue totaled approximately $285,000 for the fourth quarter of 2015, compared to $4,000 for the fourth quarter of 2014.  The revenue in 2015 related to collaboration revenue under the Polpharma agreement of $185,000, royalties and milestones under the Sun Pharmaceutical agreement of $44,000, and $56,000 related to development service revenues from the recently acquired Bioceros subsidiary in the Netherlands.

Research and development (R&D) expenses totaled $10.6 million for the fourth quarter of 2015, compared to $4.8 million for the fourth quarter of 2014, an increase of $5.8 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050.

General and administrative (G&A) expenses totaled $5.8 million for the fourth quarter of 2015, compared to $5.4 million for the fourth quarter of 2014, an increase of $0.4 million.  The increase was primarily driven by increased headcount and related costs offset in part by a gain of $0.6 million related to a change in the contingent consideration related to the Bioceros acquisition.

Other income and tax (expense), net totaled $0.7 million for the fourth quarter of 2015, compared to $(0.2) million for the fourth quarter of 2014, an increase of $0.9 million.  The increase was driven by a gain of $1.0 million related to the sale of our Canadian subsidiary offset in part by increased interest expense of $0.1 million.

Net loss was $15.4 million for the fourth quarter of 2015, compared to $10.4 million for the fourth quarter of 2014.

Fiscal 2015 Financial Highlights

Revenue totaled $576,000 in 2015, compared to $4,000 in 2014.  The revenue in 2015 related to collaboration revenue under the Polpharma agreement of $235,000, royalties and milestones under the Sun Pharmaceutical agreement of $155,000 and $186,000 related to development service revenues from the recently acquired Bioceros subsidiary in the Netherlands.

Research and development (R&D) expenses totaled $31.0 million in 2015, compared to $16.3 million in 2014, an increase of $14.7 million.  The increase was driven by increased development expenses, including headcount, related to BOW015 and BOW050, as well as an impairment charge related to the Z944 intangible asset of $1.7 million and a one-time $1.8 million commitment charge for commercial batches of BOW015.

General and administrative (G&A) expenses totaled $21.9 million in 2015, compared to $23.0 million in 2014, a decrease of $1.1 million.  The decrease was primarily due to costs incurred in the third quarter of 2014 related to severance of former Zalicus employees of $1.8 million, professional fees related to becoming a public company of $2.1 million and a gain of $0.6 million related to a change in the contingent consideration related to the Bioceros acquisition offset in part by increased headcount and related costs and a one-time settlement fee of $2.2 million related to the RLS Settlement Agreement recorded in the second quarter of 2015.

Other income and tax (expense), net totaled $0.1 million in 2015, compared to $(2.6) million in 2014, a decrease of $2.7 million.  The decrease was primarily driven by reduced interest expense as a result of the conversion of convertible notes in March and April 2014 of $2.4 million, a gain of $1.0 million related to the sale of the Company’s Canadian subsidiary and an income tax benefit of $0.5 million resulting from the asset impairment and amortization of deferred taxes partially offset in part by interest on debt entered into in the third quarter of 2014 of $1.3 million.

Net loss was $52.2 million in 2015, compared to $41.8 million in 2014.

Pipeline Status Update

BOW015 (infliximab, reference biologic Remicade®) — Global Phase 3 registration study initiated in February 2016 for BOW015 in active RA patients; harmonized global filing anticipated in 2017.

BOW050 (adalimumab, reference biologic Humira®) — Harmonized global filing anticipated in 2018.

BOW070 (tocilizumab, reference biologic Actemra®) — Harmonized global filing anticipated in 2019.

BOW080 (eculizumab, reference biologic Soliris®) - Harmonized global filing anticipated in 2020.

BOW090 (ustekinumab, reference biologic STELARA®) - Harmonized global filing anticipated in 2021.

BOW100 (golimumab, reference biologic SIMPONI®) - Harmonized global filing anticipated in 2022.

Conference Call and Webcast

EPIRUS will hold a conference call this morning, March 15, 2016 at 8:00 a.m. ET, to discuss the financial results and provide a business update.

Conference Call Information

When: March 15, 2016, 8:00 a.m. ET

Dial-in: 1-855-638-3957 (United States) or 1-224-633-1318 (International)

Conference ID: 58250825

Webcast: http://ir.epirusbiopharma.com/events.cfm

Please join the conference call at least 10 minutes early to register.

The webcast will be archived on EPIRUS’ website for a period of three months.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq: EPRS) is a pure-play biosimilar company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs). EPIRUS’ goal is to improve global patient access to important, cost-effective medicines. The company’s current pipeline of biosimilar product candidates includes: BOW015 (infliximab, reference biologic Remicade®) currently marketed outside the U.S. and in an ongoing global Phase 3 study for registration in Europe and North America; BOW050 (adalimumab, reference biologic Humira®); BOW070 (tocilizumab, reference biologic Actemra®); BOW080 (eculizumab, reference biologic Soliris®); BOW090 (ustekinumab, reference biologic STELARA®); and BOW100 (golimumab, reference biologic SIMPONI®)(ii). The reference products for these candidates together generated approximately $29.2 billion in global sales for 2014, according to EvaluatePharma®. EPIRUS has established multiple partnerships to support its regulatory and commercialization efforts in global markets.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management, may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, such as the EPIRUS’ ability to access sufficient capital resources during the next twelve months to fund its operations, including the trials and activities described in this press release, as to which EPIRUS can provide no assurance. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the risk that EPIRUS may lack the financial resources and access to capital to fund proposed operations; the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to in-house cell line and process development activities; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(i) UNIFORM Study — Understanding BOW015 (infliximab-EPIRUS) and reference infliximab (Remicade®) in patients with active rheumatoid arthritis on stable doses of methotrexate

(ii) Remicade is a registered trademark of Johnson and Johnson; Humira is a registered trademark of AbbVie; Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group; Stelara is owned and marketed by Centocor Ortho Biotech Inc, a wholly owned subsidiary of Johnson and Johnson; Simponi is marketed by Janssen Biotech Inc; Soliris is a registered trademark of Alexion Pharmaceuticals, Inc.

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2015	2014	2015	2014
Revenue, net	$285	$4	$576	$4

Operating expenses:
Research and development	10,586	4,798	30,999	16,286
General and administrative	5,784	5,362	21,934	22,973
Total operating expenses	16,370	10,160	52,933	39,259
Loss from operations	(16,085)	(10,156)	(52,357)	(39,255)

Other income (expense):
Interest expense, net	(369)	(282)	(1,332)	(2,672)
Gain on sale of subsidiary	1,016	—	1,016	—
Change in fair value of warrant liability	—	—	—	(222)
Other income and tax (expense), net	22	38	463	305
Total other income (expense)	669	(244)	147	(2,589)
Net loss	$(15,416)	$(10,400)	$(52,210)	$(41,844)
Net loss per share—basic and diluted	$(0.63)	$(0.80)	$(2.30)	$(6.81)
Weighted-average number of common shares used in net loss per share calculation—basic and diluted	24,374,032	12,920,843	22,747,826	6,141,605

Contact Information:

For investor inquiries:

Marek Ciszewski, J.D., EPIRUS Biopharmaceuticals

+1-617-553-9716

mciszewski@epirusbiopharma.com

For media inquiries:

Hope Buggey, FleishmanHillard

+1-919-336-3786

hope.buggey@fleishman.com

Source: EPIRUS Biopharmaceuticals, Inc.